Exhibit 99.2

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

January 28, 2019
FOR IMMEDIATE RELEASE
Company Contact
Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER HOLDINGS, INC. DECLARES QUARTERLY DIVIDENDS ON ITS

COMMON AND PREFERRED STOCK

ST. LOUIS, January 28, 2019 — Energizer Holdings, Inc. (NYSE: ENR) announced that its Board of Directors declared dividends of its common and preferred stock as follows:

Common – a quarterly dividend of $0.30 per share of common stock. The dividend will be payable on March 18, 2019 to stockholders of record as of the close of business on Feb. 25, 2019.

Preferred – a quarterly dividend of $1.8333 per share of 7.50% Series A mandatory convertible preferred stock. The dividend will be payable on April 15, 2019 to stockholders of record as of the close of business on April 1, 2019.

About Energizer Holdings, Inc.

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, MO, is one of the world’s largest manufacturers of primary batteries and portable lighting products and is anchored by its globally recognized brands Energizer®, Eveready®, Rayovac® and Varta®. Energizer is also a leading designer and marketer of automotive performance, fragrance and appearance products from recognized brands such as Armor All®, STP® and A/C Pro®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor®. As a global branded distributor of consumer products, our mission is to lead the charge to deliver value to our customers and consumers better than anyone else.